Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Prudential Bancorp, Inc. of our report dated April 6, 2016, relating to the consolidated financial statements of Polonia Bancorp, Inc. as of and for the year ended December 31, 2015, which report expresses an unmodified opinion.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Wexford, Pennsylvania

November 8, 2016

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345